EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

IN WITNESS  WHEREOF, the undersigned hereby execute this Agreement as of January 26, 2015.

ZIJIN MINING GROUP CO., LTD.

By:	/s/ Lan Fusheng
	Name:	Lan Fusheng
	Title:	Vice Chairman

GOLD MOUNTAINS (H.K.) INTERNATIONAL MINING COMPANY LIMITED

By:	/s/ Lan Fusheng
	Name:	Lan Fusheng
	Title:	Chairman

XINXING GLOBAL LIMITED

By:	/s/ Fan Cheung Man
	Name:	Fan Cheung Man
	Title:	Director